EXHIBIT 10.10

EMPLOYERS MUTUAL CASUALTY COMPANY
NON-EMPLOYEE DIRECTORS' POST-SERVICE BENEFITS PLAN
(Restated Effective January 1, 2008)

SECTION 1. PURPOSE. The purpose of the Employers Mutual Casualty Company Non-Employee Directors' Post-Service Benefits Plan (the "Plan") is to enable Employers Mutual Casualty Company ("EMCC" or "Company") to attract and retain non-employee individuals of exceptional ability to serve as directors of the Company.

SECTION 2.  DEFINITIONS

"Annual Retainer" for any given year shall mean the cash retainer which was or is to be paid to an Eligible Director (as hereinafter defined) in connection with such individual's service as a director, but shall not include any meeting fees or per diem amounts paid to such director for attendance at board and/or committee meetings.

“Annual Retainer Cap” means that for purposes of calculating the Post-Service Benefits under Section 5 of the Plan, the Annual Retainer for any given year shall be limited to a maximum of $15,000.

“Beneficiary” means a person designated by a director or as otherwise provided in Section 14, who is or may become entitled to a benefit under the Plan.

"Board" means the Board of Directors of the Company.

"Effective Date" of the Plan, as restated, means January 1, 2008.  The Plan originally was effective January 1, 1993, and was subsequently restated effective January 1, 2000.  Benefits for Eligible Directors who are in pay status prior to the restated Effective Date or who terminated their Board service prior to the restated Effective Date and are waiting for payments to begin shall be governed by the terms of the Plan as of their Severance Date, unless a subsequent amendment specifically addresses their benefits or rights under the Plan.

"Eligible Director" means an individual who is a member of the Board on or after the original Effective Date, and who is not concurrently an employee of the Company.

"Post-Service Benefit(s)" means the retirement benefits provided to Eligible Directors or their Beneficiaries in accordance with the provisions of Sections 4, 5 and 14 of this Plan.

"Severance Date" means the date on which an Eligible Director's service on the Board terminates, for any reason.

"Vested Director" means an Eligible Director who has completed a minimum of five (5) Years of Service on the Board as an Eligible Director.

"Vesting Date" means the date upon which an Eligible Director completes five (5) Years of Service on the Board as an Eligible Director, and becomes a Vested Director.

"Year(s) of Service" means a period of twelve (12) consecutive months of service as an Eligible Director, measured from the date of such individual's election to the Board or the anniversary thereof.  In those instances in which a director who is also an employee of the Company terminates his or her employment relationship with the Company but continues as a director (thus becoming an Eligible Director), a Year of Service shall consist of a twelve (12) month period commencing on the date such employment relationship terminates and the individual becomes an Eligible Director.

"Years of Service Cap" means the total number of years served by a director as a member of the Board, whether or not the director was an Eligible Director during all of such time period. For purposes of this computation, all years of service prior to the Effective Date shall also be included in the calculations.

SECTION 3. VESTING. An Eligible Director shall be entitled to a Post-Service Benefit upon completing five (5) Years of Service as an Eligible Director.

SECTION 4. PAYMENT OF POST-SERVICE BENEFITS. The Company shall pay a Vested Director who has attained the age of 65 years an annual Post-Service Benefit, in an amount calculated pursuant to Section 5 hereof. Such payments shall commence on the first business day of April which first follows the Vested Director's Severance Date, and shall continue thereafter on each anniversary date (deemed to be the first business day of April) of the initial payment of a Post-Service Benefit to such individual. In the case of a Vested Director whose Severance Date occurs prior to the attainment of age 65, the initial payment of a Post-Service Benefit shall occur on the first business day of April following the Vested Director's 65th birthday, with annual payments thereafter continuing on the anniversary date(s) of such payment.

The number of annual payments of the Post-Service Benefit shall not exceed the Years of Service Cap. Subject to this limitation on the maximum number of annual payments of Post-Service Benefits, the right to receive Post-Service Benefits shall continue upon the death of the Vested Director as provided in Section 14.

SECTION 5. CALCULATION OF RETIREMENT BENEFIT AMOUNT. The Post-Service Benefit shall be an amount equal to 100% of the average amount of the Annual Retainer (subject to the Annual Retainer Cap) paid to each Eligible Director during the three (3) years immediately prior to the recipient director's Severance Date. Notwithstanding the foregoing, however, the Post-Service Benefit shall be reduced by ten percent (10%) of such calculated amount for each year, if any, by which the total number of Years of Service accrued as of the recipient director's Severance Date is less than ten.

SECTION 6. ADMINISTRATION. The general administration of this Plan shall be the responsibility of the  Human Resources Department. Senior management of the Company may, in their discretion, designate one or more individuals as administrators for the day-to-day operations of the Plan.

SECTION 7. AMENDMENT AND TERMINATION. The Board may terminate this Plan at any time, and may amend or modify this Plan at any time or from time to time, and in any respect; provided, however, that no such amendment, modification or termination shall in any manner adversely affect the Post-Service Benefits of (i) any former director (or such director's Beneficiary) then currently receiving Post-Service Benefits, or (ii) any Vested Director who has attained the age of 65.  In addition, no amendment, modification or termination shall result in any acceleration or deferral of any payment hereunder unless permitted by Internal Revenue Code Section 409A, or by regulations or other written guidance issued with respect thereto by the Internal Revenue Service or the U.S. Treasury.

SECTION 8. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the adoption of this Plan nor any of the provisions of the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain or re-elect an Eligible Director for any period of time, or at any particular rate of compensation.

SECTION 9. NON-ALIENATION OF BENEFITS. No benefit provided under this Plan may be assigned, pledged, mortgaged or hypothecated or shall be subject to legal process or attachment for the payment of claims of any creditor of an Eligible Director, of a Vested Director, or of the Beneficiary of such a director.

SECTION 10. NO FUNDING OBLIGATION. This Plan is unfunded and the Post-Service Benefits payable hereunder shall be paid by the Company out of its general assets. The Company may make such arrangements for its own benefit as it desires to provide for the payment of any benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Company or in which it has an interest to secure the payment of the Company's obligations hereunder. A Vested Director (or such director's Beneficiary), entitled to a Post-Service Benefit under this Plan shall have no greater rights than those of an unsecured general creditor of the Company. Notwithstanding the foregoing, however, the Company shall establish an appropriate reserve on its books for this liability as soon as practicable following approval of this Plan (or any amendments thereto) by the Board, in order to satisfy the requirements of the Financial Accounting Standards Board (FASB).

SECTION 11. EFFECTIVE DATE. The original Plan (then known as the Employers Mutual Casualty Company Non-Employee Directors' Retirement Plan) became effective as of January 1, 1993. The amended Plan, which provided for joint and survivor benefits, together with certain other changes to the original Plan,  became effective, with respect to such changes, as of January 1, 2000.  This restated Plan, which makes certain modifications to bring it into compliance with Section 409A of the Internal Revenue Code shall become effective, with respect to such changes, as of January 1, 2008; provided that it is subsequently approved by the policyholders of EMCC.

SECTION 12. TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

SECTION 13. GOVERNING LAW. This Plan and all rights and obligations under the Plan shall be construed in accordance with and governed by the laws of the State of Iowa.

SECTION 14. DEATH BENEFIT TO BENEFICIARY. In the event of a Vested Director's death (whether death occurs before or after the Vested Director’s Severance Date), the Company will distribute to the Vested Director's Beneficiary the Vested Director’s remaining Post-Service Benefits (as calculated pursuant to Sections 4 and 5 hereof) in annual payments up to the Years of Service Cap.  The benefit under this Section 14 shall not extend or increase the amount or the maximum number of annual payments of the Post-Service Benefit which a Vested Director and/or a Vested Director’s Beneficiary may receive.  Payments to a Vested Director’s Beneficiary shall commence in accordance with Section 4 after the Company receives notification or otherwise confirms the Vested Director’s death.  If the Vested Director’s death occurs prior to the commencement of benefits, for purposes of this Section 14 and Section 4, payments shall commence on the April 1 following the date of death, with the remaining payments made on each April 1 thereafter.

A.  Beneficiary Designation.  A  director may designate, in writing, any person(s) (including a trust or other entity), contingently or successively to whom the Company will pay all or any portion of a Vested Director’s Post-Service Benefits in the event of death.  The Company will prescribe the form for the director’s written designation of Beneficiary and, upon the director’s proper completion and filing of the form with the Company, the form effectively revokes all designations filed prior to the date by the same director.

B.  Default Beneficiary.  If a Vested Director fails to name a Beneficiary, the Beneficiary predeceases the Director, the Beneficiary designation is invalid for any reason, or the Beneficiary disclaims the Vested Director’s Post-Service Benefits and the Company has accepted the disclaimer as valid under applicable law, then the Company will distribute a Vested Director’s Post-Service Benefits in accordance with this Section 14 in the following order of priority to:

(1)	Spouse. The Vested Director’s surviving spouse and, if no surviving spouse, to

(2)
Descendants.  The Vested Director’s children (including adopted children), in equal shares by right of representation (one share for each surviving child and one share for each child who predeceases the Vested Director with living descendents); and if none to

(3)	Parents. The Vested Director’s surviving parents, in equal shares; and if none to

(4)	Estate. The Vested Director’s estate.

C.  Death of Beneficiary.  If the Beneficiary survives the Vested Director, but dies prior to distribution of the Vested Director’s entire Post-Service Benefits, the Company will distribute the remaining Post-Service Benefits in the same manner as described in Section 14B (applied as though the Beneficiary were the Vested Director) unless the Vested Director’s Beneficiary designation provides otherwise.

D. Simultaneous Death of Vested Director and Beneficiary.  If a Vested Director and his or her Beneficiary should die simultaneously, or under circumstances that render it difficult or impossible to determine who predeceased the other, then unless the Vested Director’s beneficiary designation otherwise specifies, the Company will presume conclusively that the Beneficiary predeceased the Vested Director.

E. Incapacitated Vested Director or Beneficiary.  If, in the opinion of the Company, a Director or Beneficiary entitled to Post-Service Benefits is not able to care for his or her affairs because of a mental condition, a physical condition, or by reason of age, the Company will make the distribution to the Vested Director’s or Beneficiary’s guardian, conservator, trustee, custodian (including under a Uniform Transfers or Gifts to Minors Act) or to his or her attorney-in-fact or to other legal representative, upon furnishing evidence of such status satisfactory to the Company.  The Company does not have any liability with respect to payments so made and the Company does not have any duty to make inquiry as to the competence of any person entitled to receive payments under the Plan.

EMPLOYERS MUTUAL CASUALTY COMPANY
By:	/s/ Kristi K. Johnson
Title:	Vice President
Date:	October 28, 2008